Filed Pursuant to Rule 433

Registration Statement No. 333-262384

Pricing Term Sheet

¥115,000,000,000

BERKSHIRE HATHAWAY INC.

Pricing Term Sheet

¥55,000,000,000 0.783% Senior Notes due 2025

¥41,500,000,000 1.029% Senior Notes due 2027

¥1,000,000,000 1.180% Senior Notes due 2029

¥4,000,000,000 1.452% Senior Notes due 2032

¥5,100,000,000 2.003% Senior Notes due 2042

¥8,400,000,000 2.368% Senior Notes due 2052

Issuer:	Berkshire Hathaway Inc.
Offering Format:	SEC Registered
Trade Date:	December 1, 2022
Settlement Date:	December 8, 2022 (T+5 Tokyo business days)
Expected Ratings*:	Aa2/AA (Stable/Stable)

Title of Securities:

0.783% Senior Notes due 2025 (the “2025 Notes”)

1.029% Senior Notes due 2027 (the “2027 Notes”)

1.180% Senior Notes due 2029 (the “2029 Notes”)

1.452% Senior Notes due 2032 (the “2032 Notes”)

2.003% Senior Notes due 2042 (the “2042 Notes”)

2.368% Senior Notes due 2052 (the “2052 Notes”)

Principal Amount:	¥55,000,000,000 (2025 Notes) ¥41,500,000,000 (2027 Notes) ¥1,000,000,000 (2029 Notes) ¥4,000,000,000 (2032 Notes) ¥5,100,000,000 (2042 Notes) ¥8,400,000,000 (2052 Notes)

Maturity Date:	December 8, 2025 (2025 Notes) December 8, 2027 (2027 Notes) December 7, 2029 (2029 Notes) December 8, 2032 (2032 Notes) December 8, 2042 (2042 Notes) December 6, 2052 (2052 Notes)

Issue Price (Price to Public):	100% of face amount (2025 Notes) 100% of face amount (2027 Notes) 100% of face amount (2029 Notes) 100% of face amount (2032 Notes) 100% of face amount (2042 Notes) 100% of face amount (2052 Notes)

Gross Spread:	10 bps (2025 Notes) 15 bps (2027 Notes) 20 bps (2029 Notes) 25 bps (2032 Notes) 45 bps (2042 Notes) 55 bps (2052 Notes)

Proceeds to Issuer:	¥114,801,600,000

Interest Rate:	0.783% per annum (2025 Notes) 1.029% per annum (2027 Notes) 1.180% per annum (2029 Notes) 1.452% per annum (2032 Notes) 2.003% per annum (2042 Notes) 2.368% per annum (2052 Notes)

Reference Rate:	0.183% (2025 Notes) 0.279% (2027 Notes) 0.410% (2029 Notes) 0.582% (2032 Notes) 1.033% (2042 Notes) 1.218% (2052 Notes)

Spread to Reference Rate:	60 bps (2025 Notes) 75 bps (2027 Notes) 77 bps (2029 Notes) 87 bps (2032 Notes) 97 bps (2042 Notes) 115 bps (2052 Notes)

Yield:	0.783% (2025 Notes) 1.029% (2027 Notes) 1.180% (2029 Notes) 1.452% (2032 Notes) 2.003% (2042 Notes) 2.368% (2052 Notes)

Day Count Convention:	30/360

Interest Payment Dates:	Semi-annually on June 8 and December 8 of each year commencing June 8, 2023 (short last coupon for 2029 Notes and 2052 Notes)

Redemption:	The Notes will not be redeemable prior to maturity unless certain events occur involving United States taxation as described in the Preliminary Prospectus Supplement dated November 21, 2022

Minimum Denomination:	¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof

CUSIP:	084670 DK1 (2025 Notes) 084670 DL9 (2027 Notes) 084670 DM7 (2029 Notes) 084670 DN5 (2032 Notes) 084670 DP0 (2042 Notes) 084670 DQ8 (2052 Notes)

Common Code:	256116774 (2025 Notes) 256116804 (2027 Notes) 256116863 (2029 Notes) 256116936 (2032 Notes) 256117339 (2042 Notes) 256117371 (2052 Notes)

ISIN:	XS2561167748 (2025 Notes) XS2561168043 (2027 Notes) XS2561168639 (2029 Notes) XS2561169363 (2032 Notes) XS2561173399 (2042 Notes) XS2561173712 (2052 Notes)

Paying Agent:	The Bank of New York Mellon, London Branch

Listing:	None

Other Information
Joint Book-Running Managers:	Merrill Lynch International Mizuho Securities USA LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

UK MiFIR professionals/ECPs-only/No EEA or UK PRIIPs KID: Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No EEA or UK PRIIPs key information document (KID) has been prepared as the Securities are not available to retail investors in the EEA or in the United Kingdom, respectively.

Settlement Period: The closing will occur on December 8, 2022, which will be more than two Tokyo business days after the date of this pricing term sheet. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before the delivery of the notes will be required, by virtue of the fact that the Securities initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day before the delivery of the notes should consult their own advisors.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch International toll-free at +1-800-294-1322 or Mizuho Securities USA LLC toll-free at (866) 271-7403.